                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G
                                 (Rule 13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
          TO RULES 13d-I (b) (c), AND (d) AND AMENDMENTS THERETO FILED
                           PURSUANT TO RULE 13d-2 (b)

                                (Amendment No. )*


                        California Culinary Academy, Inc.
             -------------------------------------------------------
                                (Name of Issuer)

                      Common Stock, no par value per share
             -------------------------------------------------------
                         (Title of Class of Securities)


                                    129905105
             -------------------------------------------------------
                                 (CUSIP Number)


                               September 30, 1998
             -------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         [x] Rule 13d-l(b)
         [ ] Rule 13d-l(c)
         [ ] Rule 13d-l(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


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--------------------------------------------------------------------------------
CUSIP NO. 129905105                    13G                     PAGE 2 OF 5 PAGES
--------------------------------------------------------------------------------

(1)      NAMES OR REPORTING PERSONS
         S.S. OR I.R.S. IDENTIFICATION NOS.  OF ABOVE PERSONS

         Thomas C. Green                              ###-##-####
--------------------------------------------------------------------------------
(2)      CHECK APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):

         (a) [ ]
         (b) [x]
--------------------------------------------------------------------------------
(3)      SEC USE ONLY


--------------------------------------------------------------------------------
(4)      CITIZENSHIP OR PLACE OF ORGANIZATION


            USA                                          404,869 /1/
--------------------------------------------------------------------------------
                         (5)   SOLE VOTING POWER

                         -------------------------------------------------------
                         (6)   SHARED VOTING POWER

NUMBER OF SHARES
BENEFICIALLY OWNED                      404,869 /1/
BY EACH REPORTING        -------------------------------------------------------
PERSON WITH              (7)   SOLE DISPOSITIVE POWER.

                                          0
                         -------------------------------------------------------
                         (8)   SHARED DISPOSITIVE POWER

                               404,869 /1/
--------------------------------------------------------------------------------
(9)      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


(10)     CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
             (SEE INSTRUCTIONS)                             [  ]
--------------------------------------------------------------------------------
(11)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

             10.61%
--------------------------------------------------------------------------------
(12)    TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

           BD
--------------------------------------------------------------------------------

(1) Includes 292,407 shares held in a trading account of Thomas Green Securities, Inc., a broker-dealer of which Thomas C. Green is the sole shareholder.

--------------------------------------------------------------------------------
CUSIP NO. 129905105                    13G                     PAGE 2 OF 5 PAGES
--------------------------------------------------------------------------------

(1)      NAMES OR REPORTING PERSONS
         S.S. OR I.R.S. IDENTIFICATION NOS.  OF ABOVE PERSONS

         Thomas Green Securities, Inc.                95-1733576
--------------------------------------------------------------------------------
(2)      CHECK APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):

         (a) [ ]
         (b) [X]
--------------------------------------------------------------------------------
(3)      SEC USE ONLY


--------------------------------------------------------------------------------
(4)      CITIZENSHIP OR PLACE OF ORGANIZATION


            USA                                          292,407
--------------------------------------------------------------------------------
                         (5)   SOLE VOTING POWER

                         -------------------------------------------------------
                         (6)   SHARED VOTING POWER

NUMBER OF SHARES
BENEFICIALLY OWNED                      292,407
BY EACH REPORTING        -------------------------------------------------------
PERSON WITH              (7)   SOLE DISPOSITIVE POWER.

                                          0
                         -------------------------------------------------------
                         (8)   SHARED DISPOSITIVE POWER

                               292,407
--------------------------------------------------------------------------------
(9)      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


(10)     CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
             (SEE INSTRUCTIONS)                             [  ]
--------------------------------------------------------------------------------
(11)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

             7.66%
--------------------------------------------------------------------------------
(12)    TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

             BD
--------------------------------------------------------------------------------



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ITEM 1.
         (a)      Name of Issuer.
                  California Culinary Academy, Inc.

         (b)      Address of Issuer's Principal Executive Offices.

                  625 Polk Street
                  San Francisco, California  94102

ITEM 2.

         (a)      Name of Person Filing.

                  Thomas C. Green

         (b) Address of Principal Business Office or, if none, Residence.

                  The principal business address of the reporting person is:

                  601 South Figueroa Street
                  Suite 2750
                  Los Angeles, California  90017-5732

         (c)      Citizenship.

                  USA

         (d)      Title of Class of Securities.

                  Common Stock, no par value

         (e)      CUSIP Number.

                  129905105

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13D-L(B) OR 13D-2(B) OR (C), CHECK WHETHER THE PERSON FILING IS A:

         (a)  [x]   Broker or dealer registered under Section 15 of the Act.
         (b)  [ ]   Bank as defined in Section 3(a)(6) of the Act.
         (c)  [ ]   Insurance Company as defined in Section 3(a)(19) of the Act.
         (d)  [ ]   Investment Company registered under Section 8 of the
                    Investment Company Act.
         (e)  [ ]   Investment Adviser in accordance with
                    Sec. 240.13d-l(b)(l)(ii)(E).
         (f)  [ ]   Employee Benefit Plan or Endowment Fund in accordance with
                    Sec. 240.13d-l(b)(1)(ii)(F).
         (g)  [ ]   Parent holding company, in accordance with
                     Sec. 240.13d-1(b)(ii)(G).

         (h)  [ ]   A savings association as defined in Section 3(b) of the
                    Federal Deposit Insurance Act.
         (i)  [ ]   A church plan that is excluded from the definition of an
                    investment company under Section 3(c)(14) of the
                    Investment Company Act of 1940.
         (j)  [ ]   Group, in accordance with Sec. 240.13d-1(b)(1)(ii)(J).

         If this statement is filed pursuant to Sec. 240.13d- 1(c),
         check this box     [ ].

ITEM 4.           OWNERSHIP

         (a)      Amount Beneficially Owned.

                  404,869 shares

         (b)      Percent of Class.

                  10.73%

         (c)      Number of shares as to which such person has

                  (i)      sole power to vote or to direct the vote:                    404,869

                  (ii)     shared power to vote or to direct the vote:                        0

                  (iii)    sole power to dispose or to direct the disposition of:.      404,869

                  (iv)     shared power to dispose or to direct the disposition of:           0

ITEM 5.           OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

                  If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ]

ITEM 6.           OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
                  PERSON.

                  Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

                  Not applicable.

ITEM 8.           IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

                  Not applicable.

ITEM 9.           NOTICE OF DISSOLUTION OF GROUP.

                  Not applicable.

ITEM 10.          CERTIFICATION.

         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and were not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and were not held in connection with or as a participant in any transaction having that purpose or effect.


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                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: February 11, 1999                         By:      /s/ Thomas Green
                                                     -------------------------
                                                     Thomas Green



         Attention: Intentional misstatements or omissions of fact constitute Federal criminal violations (see 18 U.S.C. 1001).








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